EXHIBIT 99.1
CONTACT:
Gar Jackson
Director of Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES 17 PERCENT INCREASE IN
FOURTH QUARTER EARNINGS PER SHARE AND 21 PERCENT
INCREASE IN FISCAL 2005 EARNINGS PER SHARE
ANAHEIM, CA/February 28, 2006 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today reported that net income for the fourth quarter of fiscal 2005 increased 15 percent to $47.0 million, compared to $40.7 million for the fourth quarter of fiscal 2004. Total sales for the fourth quarter (13 weeks) ended January 28, 2006 were $424.9 million, an increase of 12 percent over total sales of $379.7 million for the fourth quarter (13 weeks) ended January 29, 2005. Earnings per diluted share increased 17 percent to $0.63 compared to $0.54 per diluted share for the fourth quarter of fiscal 2004. Same-store sales increased 2.2 percent for the comparable thirteen-week period ended January 28, 2006.
Net income for fiscal 2005 increased 18 percent to $126.2 million, compared to $106.9 million for fiscal 2004. Earnings per diluted share increased 21 percent to $1.67 compared to $1.38 per diluted share for fiscal 2004. Total sales for fiscal 2005 (fifty-two weeks) were $1.39 billion, an increase of 13 percent over total sales of $1.23 billion for fiscal 2004. Same-store sales increased 3.2 percent during fiscal 2005.
“I am pleased with our record fourth quarter and full year earnings performance,” commented Seth Johnson, Chief Executive Officer. “For the year we improved our operating margin to a record 14.2 percent and achieved 21 percent earnings per share growth over the prior year,” Johnson concluded.
Stock Repurchase Program
During the fourth quarter of fiscal 2005, the Company repurchased a total of 872,700 shares of its common stock at an average price of $25.10. These repurchases occurred under the $100.0 million share repurchase authorization approved by the Company’s board of directors on May 12, 2005. During fiscal 2005, the Company repurchased 2,808,300 shares of its common stock at an average price of $23.37. At the end of the fourth quarter, $49.9 million remained available for future repurchases.

3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

Fiscal 2006 Outlook
Based on February sales results, the Company is being cautious in its first quarter 2006 profit expectations. At this point the company is comfortable with earnings per share estimates in the range of $0.19 to $0.21 which includes $0.03 attributable to adjustments for stock option expenses as related to FAS 123R and pre-opening rent expenses as related to FASB Staff Position 13-1, Accounting for Rental Costs Incurred during a Construction Period. For year-over-year comparison purposes, this compares to first quarter 2005 non-GAAP earnings of $0.20 per diluted share, which includes the adjustments above. For the full fiscal year 2006, the Company is comfortable with net income growth estimates of 10 to 15 percent versus the prior year.
A reconciliation of first quarter fiscal 2005 reported GAAP earnings to the non-GAAP measures contained in this press release is set forth below.
Reconciliation of Q1 Earnings to Non-GAAP Disclosure

GAAP EPS as originally reported for Q1 2005	$0.23
Less impact of stock option and pre-opening rent expenses	(0.03)

Adjusted non-GAAP EPS for Q1 2005	$0.20

GAAP net income as reported for Q1 2005	$17,607
Less stock option expenses, tax-effected	(1,819)
Less pre-opening rent, tax-effected	(535)

Adjusted non-GAAP net income for Q1 2005	$15,253

About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under two distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of February 25, 2006, the Company operated 814 PacSun stores, 96 PacSun Outlet stores and 196 d.e.m.o. stores for a total of 1,106 stores in 50 states and Puerto Rico. The Company intends to launch its third concept, One Thousand Steps, in April of 2006. PacSun’s website address is www.pacsun.com and merchandise carried at d.e.m.o. stores can be found at www.demostores.com.

3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

Conference Call Information
The Company will be hosting a conference call today at 1:30 pm Pacific Time. A telephonic replay of the conference call will be available beginning approximately two hours following the call for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 5558124. For those unable to listen to the live Web broadcast on the Company’s investor relations website www.pacsun.com, or utilize the call-in replay, an archived version will be available on the Company’s investor relations Web site through midnight, February 28, 2007.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Specifically, the statements contained in this press release concerning estimates of first quarter net income, earnings per fully-diluted share and our anticipated net earnings growth in 2006 are forward-looking statements. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The Company is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in forward-looking statements of the Company herein. These forward-looking statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the statements. Such uncertainties include, among others, the following factors: our new concept is untested and may not be profitable or successful; we could experience delays in the time frame for introducing the new concept; changes in consumer demands and preferences, lower than expected sales levels, higher than estimated costs of goods sold or selling, general and administrative costs, competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; fluctuations in or lower than expected comparable store net sales results; expansion and management of growth; reliance on key personnel; dependence on single distribution facility; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations or expansions; reliance on foreign sources of production; credit facility financial covenants and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended January 29, 2005 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENTS OF INCOME
(unaudited, in thousands except share and per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	JAN. 28,	JAN. 29,	JAN. 28,	JAN. 29,
	2006	2005	2006	2005
Net sales	$424,944	$379,675	$1,391,473	$1,229,762
Gross margin	154,346	142,556	506,491	447,934
Selling, G&A expenses	80,599	77,781	309,218	277,921

Operating income	73,747	64,775	197,273	170,013
Interest income, net	1,841	714	5,673	1,889

Income before taxes	75,588	65,489	202,946	171,902
Income tax expense	28,579	24,761	76,734	64,998

Net income	$47,009	$40,728	$126,212	$106,904

Net income per share, basic	$0.63	$0.55	$1.69	$1.41

Net income per share, diluted	$0.63	$0.54	$1.67	$1.38

Wtd avg shares outstanding, basic	74,085,637	74,408,255	74,758,874	75,825,897

Wtd avg shares outstanding, diluted	74,846,162	75,856,319	75,713,793	77,464,115

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	JAN. 28,	JAN. 29,
	2006	2005
ASSETS
Current assets:
Cash & cash equivalents	$95,185	$64,308
Short-term investments	74,911	79,223
Inventories	215,140	175,081
Other current assets	41,485	34,206

Total current assets	426,721	352,818
Property and equipment, net	355,822	304,222
Other long-term assets	25,018	20,738

Total assets	$807,561	$677,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$108,099	$87,781
Income taxes payable	14,896	5,993
Current portion of long-term debt and capital leases	347	1,536

Total current liabilities	123,342	95,310
Deferred lease incentives	81,440	67,683
Deferred rent	28,748	26,826
Other long-term liabilities	27,241	29,925

Total liabilities	260,771	219,744
Total shareholder’s equity	546,790	458,034

Total liabilities and shareholders’ equity	$807,561	$677,778

3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	FOR THE FISCAL YEAR ENDED
	JAN. 28, 2006	JAN. 29, 2005
Cash flows from operating activities:
Net income	$126,212	$106,904
Depreciation & amortization	63,161	51,685
Loss on disposal of property and equipment	300	3,692
Tax benefits related to exercise of stock options	8,378	8,235
Changes in operating assets and liabilities:
Inventories	(40,380)	(27,330)
Accounts payable and accrued expenses	18,903	(766)
Income taxes and deferred income taxes	5,043	(2,318)
Deferred lease incentives	13,376	10,687
Other assets and liabilities	(10,728)	(7,777)

Net cash provided by operating activities	184,265	143,012
Cash flows from investing activities:
Purchases of short-term investments	(813,538)	(1,200,070)
Maturities of short-term investments	817,850	1,187,082
Capital expenditures	(109,174)	(81,992)

Net cash used in investing activities	(104,862)	(94,980)
Cash flows from financing activities:
Repurchases of common stock	(65,643)	(109,502)
Proceeds from exercise of stock options	18,667	18,194
Repayments under long-term debt and capital leases	(1,550)	(2,056)

Net cash used in financing activities	(48,526)	(93,364)

Net increase (decrease) in cash and cash equivalents	30,877	(45,332)
Cash and cash equivalents, beginning of period	64,308	109,640

Cash and cash equivalents, end of period	$95,185	$64,308

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	JAN. 28,	JAN. 29,
	2006	2005
Stores open at beginning of fiscal year	990	877
Stores opened during the fiscal year	126	118
Stores closed during the fiscal year	(11)	(5)

Stores open at end of fiscal year	1,105	990

PacSun stores	811	744
Outlet stores	96	84
d.e.m.o. stores	198	162

Total stores	1,105	990

Total square footage at end of period (in 000’s)	3,931	3,448

3450 East Miraloma Avenue · Anaheim, CA 92806 · (714) 414-4000